Exhibit 99.1

                   Southwest Water Company Reports
         Fourth Quarter and Full Year 2006 Financial Results

                 Full Year 2006 Financial Highlights:


    --  Revenues Rise 10% to $224.2 Million

    --  Income from Continuing Operations Up 28% to $9.3 Million

    --  Diluted Earnings per Share Reach $0.40


    LOS ANGELES--(BUSINESS WIRE)--March 16, 2007--Southwest Water
Company (NASDAQ:SWWC) today reported financial results for the fourth quarter and full year ended December 31, 2006.

    Fourth Quarter Results

    In the fourth quarter of 2006, revenues increased 11% to $57.9 million from $52.0 million in the fourth quarter of 2005. Operating income was up 60% to $6.4 million versus $4.0 million in the same period of 2005. Net income grew 128% to $3.1 million, or $0.13 per diluted share, compared with $1.4 million, or $0.06 per diluted share, for the fourth quarter 2005.

    Full Year Results

    For the full year, revenues rose 10% to $224.2 million from $203.2 million in 2005. Operating income grew 22% to $22.2 million compared with $18.1 million in 2005. Income from continuing operations was up 28% to $9.3 million, or $0.40 per diluted share, compared with $7.3 million, or $0.34 per diluted share, in 2005. Net income was $9.4 million compared to $2.4 million in 2005, which included a loss from discontinued operations of $4.9 million. Weighted average diluted shares outstanding for the year increased 8% to 23.4 million.

    "2006 was an excellent year for both of our divisions," said Mark
A. Swatek, Southwest Water chief executive officer and chairman. "In the second half of the year, our Utility Group benefited from warm, dry weather and a rate increase in California and continued organic customer growth in our New Mexico and Texas utilities."

    "Our Services Group," continued Swatek, "grew revenue through new contracts and enhanced their bottom line through increased efficiencies and improved contract pricing."

    SG&A expenses for the year were $34.4 million versus $30.8 million in 2005, remaining stable at 15% of revenues. Total company funded capital expenditures in 2006 were $36.7 million, representing on-going investment in the company's water and wastewater infrastructure.

    Division Results for Full Year 2006

    Revenues in the Utility Group were $87.9 million in 2006, up from $80.0 million in 2005, which include intersegment revenues of $1.6 million and $1.1 million, respectively. This 10% increase was primarily due to increased consumption in California, rate increases in California and Texas, increased connections in New Mexico and Texas, and a full year of operations at a utility acquired in Alabama in the fourth quarter of 2005.

    Utility Group operating income in 2006 increased 15% to $31.2 million compared with $27.1 million in 2005, primarily due to the company's ability to defer certain expenses of $2.2 million to a balancing account for recovery in future rates in California, a full year of operations at the Alabama utility, increased connections in New Mexico and Texas and a reduction in expenses of $0.4 million from a gain on sale of land in California.

    Services Group revenues were $166.6 million in 2006, up from $146.3 million in 2005, which include intersegment revenues of $40.4 million and $31.3 million, respectively. This 14% increase was primarily due to increased contract operations, maintenance and construction work from new contracts and growth in customer base in existing contracts as a result of increased housing starts. Operating income increased 23% to $4.4 million, up from $3.6 million in 2005. Operating margin improved as a result of increased sales with higher margins, combined with improved pricing on several contracts that were successfully renegotiated.

    Conference Call

    The company will provide more detail regarding its fourth quarter and full year 2006 results in a conference call and web cast to be held today, March 16, 2007, at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The conference call can be accessed on the company's website at www.swwc.com. For those unable to participate in the live web cast, a replay will be available shortly after the call on the company's website. A telephonic replay will also be available beginning at 6:30 p.m. Eastern (3:30 p.m. Pacific) until midnight March 23, 2007 at 888-286-8010 (international callers 617-801-6888), passcode 11952201.

    Southwest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's website: www.swwc.com.

    This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the company's 2005 Annual Report on Form 10-K and 2006 Annual Report on Form 10-K, which the company anticipates filing shortly. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.



FINANCIAL HIGHLIGHTS - SOUTHWEST WATER COMPANY
(unaudited and in thousands, except per share amounts)

                                Three Months Ended     Years Ended
                                   December 31,       December 31,
                                  2006     2005      2006      2005
                                --------------------------------------

Operating revenues               $57,879  $52,000  $224,182  $203,181

Operating income                   6,449    4,030    22,183    18,134

Income from continuing
 operations                        3,139    1,377     9,328     7,301

Net income (loss)                  3,139    1,377     9,399     2,399

Diluted earnings (loss) per
 common share:
     Income from continuing
      operations                   $0.13    $0.06     $0.40     $0.34
     Net Income                    $0.13    $0.06     $0.40     $0.11

Weighted average outstanding
 common shares:
     Diluted                      23,985   22,591    23,363    21,611




CONSOLIDATED BALANCE SHEET INFORMATION

                                             December 31, December 31,
                                                2006         2005
                                             -------------------------

Current assets                                   $48,257      $47,746
Property, plant and equipment, net               389,625      344,821
Total assets                                    $491,693     $444,725

Current liabilities                              $35,830      $40,579
Long-term debt                                   128,624      117,603
Contributions in aid of construction             110,024       94,660
Stockholders' equity                             166,527      145,253
Total liabilities and stockholders' equity      $491,693     $444,725


    CONTACT: Southwest Water Company
             DeLise Keim, VP Corp. Communications, 213-929-1846 www.swwc.com or
             PondelWilkinson Inc.
             Robert Jaffe, 310-279-5969
             www.pondel.com